SUPPLEMENTAL INDENTURE

Dated as of November 10, 2006

by and between

JOY GLOBAL INC.,

as Issuer,

JOY TECHNOLOGIES INC. and P&H MINING EQUIPMENT INC.,

as Guarantors

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

$250,000,000 6.000% Senior Notes due 2016

$150,000,000 6.625% Senior Notes due 2036

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SECTION 2.18	MODIFICATION AND WAIVER	25
SECTION 2.19	DEFEASANCE	25

ARTICLE III
MISCELLANEOUS PROVISIONS

SECTION 3.1.	RECITALS BY COMPANY	29
SECTION 3.2.	APPLICATION TO NOTES ONLY	29
SECTION 3.3.	BENEFITS	29
SECTION 3.4.	EFFECTIVE DATE	29
SECTION 3.5.	RATIFICATION	29
SECTION 3.6.	COUNTERPARTS	29
SECTION 3.7.	GOVERNING LAW	29

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is made as of November 10, 2006, by and between JOY GLOBAL INC., a Delaware corporation (along with any successor thereto, the “Company”), JOY TECHNOLOGIES INC., a Delaware corporation, and P&H MINING EQUIPMENT INC., a Delaware corporation, as guarantors, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Trustee (along with any successor thereto, the “Trustee”).

WHEREAS, the Company and the Trustee entered into that certain Indenture dated as of November 10, 2006 (as supplemented or otherwise modified from time to time, the “Indenture”) which provides for the issuance by the Company from time to time of Securities, in one or more series as provided therein;

WHEREAS, the Company has determined to issue two series of Securities as provided herein;

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WHEREAS, Sections 2.1 and 2.3 of the Indenture provides that certain terms and conditions for each series of Securities issued by the Company thereunder may be set forth in an indenture supplemental to the Indenture;

WHEREAS, Section 8.1(f) of the Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Indenture to establish the form or terms of Securities of any series as provided by Sections 2.1 and 2.3 of the Indenture; and

WHEREAS, all the conditions and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. DEFINITIONS

For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a) Capitalized terms used but not defined herein shall have the respective meanings given them in the Indenture;

(b) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and

(c) The following terms shall have the indicated definitions and if the definition of any of the following terms differs from its respective definition set forth in the Indenture, the definition set forth herein shall control:

“144A Global Note” means one or more Global Notes bearing the Private Placement Legend that will be issued in an aggregate principal amount of denominations equal in total to the outstanding principal amount of Notes sold in reliance on Rule 144A.

“144A Global Note Legend” shall have the meaning specified in Section 2.6(b).

“2016 Notes” has the meaning specified in Section 2.1.

“2036 Notes” has the meaning specified in Section 2.1.

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“Attributable Debt” means, on the date of any determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the interest rate set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes on such date of determination, in either case compounded semi-annually. “Net rental payments” means the total amount of rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Below Investment Grade Rating Event” means, with respect to a series of Notes, that such series of Notes is rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of such arrangement (which 60-day period shall be extended so long as the rating of such series of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction from an Investment Grade Rating to a below Investment Grade Rating was the result, in whole or substantially in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Change of Control” means the occurrence of any of the following:

(1)          the direct or indirect sale, lease or exchange (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) other than the Company or one of its Subsidiaries;

(2)          the adoption of a plan relating to the liquidation or dissolution of the Company (other than in a transaction that complies with Section 2.14); or

(3)          the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above),

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becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares.

“Change of Control Offer” has the meaning specified in Section 2.11(a).

“Change of Payment” has the meaning specified in Section 2.11(a).

“Change of Payment Date” has the meaning specified in Section 2.11(a).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Company” has the meaning specified in the recitals hereto.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the applicable series of the notes to be redeemed that would be used, at the time of selection and in accordance with customary market practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date,

(1)        the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

(2)        if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Consolidated Subsidiary” means a Subsidiary of the Company whose financial statements are consolidated with those of the Company in accordance with generally accepted accounting principles.

“Consolidated Total Assets” means the total assets of the Company and its Consolidated Subsidiaries, as shown on the consolidated balance sheet in the Company’s latest quarterly or annual report filed with the Securities and Exchange Commission, prepared in accordance with U.S. generally accepted accounting principles.

“Covenant Defeasance” has the meaning specified in Section 2.19(b).

“Credit Agreement” means the Credit Agreement dated as of October 28, 2005 entered into by and among Joy Global Inc., certain of its domestic subsidiaries, Bank of America, N.A., LaSalle Bank National Association, Deutsche Bank AG New York Branch, Harris N.A., JPMorgan Chase Bank, N.A., and the other lenders named therein.

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“Debt” means, at any time, (1) all obligations of the Company and all obligations of any Consolidated Subsidiary, to the extent such obligations would appear as a liability upon the consolidated balance sheet of the Company and the Consolidated Subsidiaries, in accordance with generally accepted accounting principles, (a) for borrowed money, (b) evidenced by bonds, debentures, notes or other similar instruments, and (c) in respect of any letters of credit supporting any Debt of others, and (2) all guarantees by the Company or any Consolidated Subsidiary of Debt of others.

"Depositary" means, with respect to the Notes issuable or issued in whole or in part in the form of one or more Global Notes, a clearing agency registered under the Securities Exchange Act of 1934 that is designated to act as Depositary for such Notes as contemplated by Section 2.5.

“DTC” has the meaning specified Section 2.2.

“Exchange Notes” means notes issued in accordance with the Registration Rights Agreement having substantially identical terms to the Initial Notes (except that the Exchange Notes will not contain restrictions on transfer or provide for additional interest in the event of certain defaults under the Registration Rights Agreement) and which are registered under the Securities Act of 1933.

“Exchange Offer” means an exchange offer that may be made by the Company, pursuant to the Registration Rights Agreement, to exchange for any and all the Initial Notes, a like aggregate principal amount of Exchange Notes.

“Funded Debt” means (1) all Debt for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower (excluding any amount thereof included in current liabilities) and (2) all rental obligations payable more than 12 months from such date under leases that are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized).

“Global Note” means each Note that evidences all or part of the Notes and bears any legend required under this Supplemental Indenture.

“Guarantee” has the meaning specified in Section 2.9(a).

“Guarantor” has the meaning specified in Section 2.9(a).

“incur” means to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an acquisition (by way of merger, consolidation or otherwise)), or otherwise become responsible for, contingently or otherwise.

“Indenture” has the meaning specified in the recitals hereto.

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“Independent Investment Banker” means one of the Reference Treasury Dealers selected by the trustee after consultation with Joy Global.

“Initial Notes” means $250,000,000 aggregate principal amount of the Company’s 6.000% Senior Notes due 2016 and $150,000,000 aggregate principal amount of the Company’s 6.625% Senior Notes due 2036 in each case issued on the date hereof.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Legal Defeasance” has the meaning specified in Section 2.19(a).

“Lien” means any mortgage, pledge, hypothecation, encumbrance, security interest, statutory or other lien, or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement having substantially the same economic effect as any of these.

“Moody’s” means Moody’s Investors Services.

“Net Proceeds” means, with respect to a Sale and Leaseback Transaction, the aggregate amount of cash or cash equivalents received by the Company or a Consolidated Subsidiary, less the sum of all payments, fees, commissions and expenses incurred in connection with such transaction, and less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any Consolidated Subsidiary in connection with such transaction in the taxable year that such transaction is consummated or in the two immediately succeeding taxable years, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

“Non-U.S. person” means a person who is not a U.S. Person, as defined in Regulation S.

“Nonrecourse Obligation” means indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not previously owned by the Company or any Consolidated Subsidiary or (ii) the financing of a project involving the development or expansion of the Company’s or any Consolidated Subsidiary’s properties, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any Consolidated Subsidiary or any Subsidiaries’ assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Notes” has the meaning specified in Section 2.1.

“Participants” means members of, or participants in, the Depositary.

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“Principal Property” means any manufacturing plant, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned or leased by the Company or any Consolidated Subsidiary and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 1% of Consolidated Total Assets.

“Private Placement Legend” has the meaning specified in Section 2.6(a).

“Qualified Institutional Buyer” or “QIB” shall have the meaning specified in Rule 144A under the Securities Act of 1933.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate each series of the notes or fails to make a rating of each series of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, as amended, selected by the Company (as certified by a resolution of the Company’s board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, Lehman Brothers Inc., UBS Securities LLC, and one other nationally recognized investment banking firm that is a Primary Treasury Dealer to be selected by the Company, and their respective successors (a “Primary Treasury Dealer”), unless any of them ceases to be a primary U.S. Government securities dealer in the United States, in which case the Company will substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding that redemption date.

“Resale Restriction Termination Date” means, (i) in the case of Notes sold under Rule 144A, the date that is two years and (ii) in the case of Notes sold under Regulation S, the date that is 40 days, after the later of the date hereof and the last date that either the Company or any affiliate of the Company (as defined in Rule 144 under the Securities Act of 1933) was the owner of such Notes.

"Restricted Security" shall have the meaning specified in Rule 144 of the Securities Act of 1933.

“Register of Notes” has the meaning specified in Section 2.5.

“Register of Notes” has the meaning specified in Section 2.5.

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“Registration Rights Agreement” means the Registration Rights Agreement dated as of the date of this Indenture, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

“Regulation S” means Regulation S under the Securities Act of 1933.

“Regulation S Global Note” means one or more Global Notes bearing the Private Placement Legend and the Regulation S Global Note Legend, issued in an aggregate amount of denominations equal in total to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Regulation S Global Note Legend” shall have the meaning specified in Section 2.6(c).

“Rule 144A” means Rule 144A under the Securities Act of 1933.

“Rule 144A Global Note” has the meaning specified in Section 2.6(b).

“Sale and Leaseback Transaction” means any arrangement whereby the Company or any of its Subsidiaries has sold or transferred, or will sell or transfer, property and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.

“Significant Subsidiary” means any of the Company’s Subsidiaries that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S–X promulgated by the Securities and Exchange Commission.

“S&P” means Standard & Poor’s Ratings Services.

“Subsidiary” means a corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company and/or by one or more of its other Subsidiaries, a partnership in which the Company or a Subsidiary of the Company is, at the time, a general partner, and any other entity in which the Company and/or one of its Subsidiaries, directly or indirectly, has a majority ownership interest.

“Supplemental Indenture” has the meaning specified in the recitals hereto.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Trustee” has the meaning specified in the recitals hereto.

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“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE II

ESTABLISHMENT OF SECURITIES

The following provisions of this Article II are made pursuant to Section 2.1 of the Indenture in order to establish and set forth the terms of the series of Securities described in Section 2.1. In the event that any of the following terms conflict with those set forth in the Indenture, the terms set forth herein shall control.

SECTION 2.1. TITLE OF SECURITIES

There is hereby established a series of Securities designated the “6.000% Senior Notes due 2016” (the “2016 Notes”) and a series of Securities designated the “6.625% Senior Notes due 2036” (the “2036 Notes”, and together with the 2016 Notes, the “Notes”).

SECTION 2.2. AGGREGATE PRINCIPAL AMOUNT OF NOTES

(a) There are initially to be authenticated and delivered $250,000,000 principal amount of the 2016 Notes. Such principal amount of the 2016 Notes may be increased from time to time pursuant to Section 2.3 of the Indenture.

(b) There are initially to be authenticated and delivered $150,000,000 principal amount of the 2036 Notes. Such principal amount of the 2036 Notes may be increased from time to time pursuant to Section 2.3 of the Indenture.

All Notes of a given series need not be issued at the same time and such series may be reopened at any time, without the consent of any holder of the Notes, for issuances of additional Notes of such series. Any such additional Notes will have the same ranking, interest rate, maturity date, redemption rights and other terms as the applicable series of Notes initially issued and any such additional Notes, together with the applicable series of Notes initially issued, will constitute a single series of Securities under the Indenture.

Nothing contained in this Section 2.2 or elsewhere in this Supplemental Indenture, or in the Notes, is intended to or shall limit execution by the Company or authentication or delivery by the Trustee of Notes under the circumstances contemplated by Sections 2.8, 2.9, 2.11 and 8.5 of the Indenture.

The Notes shall be issued in registered form without coupons. The 2016 Notes shall be in substantially the form of Exhibit A hereto and the 2036 Notes shall be in substantially the form of Exhibit B hereto. The form of the Trustee’s certificate of authentication for each series of Notes shall be in substantially the form set forth in the applicable form of Note attached hereto. Each Note shall be dated the date of authentication thereof. The entire initially issued principal

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amount of each series of the Notes shall initially be evidenced by one or more Global Securities registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”).

SECTION 2.3. PAYMENT OF PRINCIPAL AND INTEREST ON THE NOTES

The 2016 Notes will mature on November 15, 2016 and will bear interest at the rate of 6.000% per annum. The 2036 Notes will mature on November 15, 2036 and will bear interest at the rate of 6.625% per annum. Interest on each series of the Notes will be payable semi-annually, in cash, in arrears on May 15 and November 15 of each year, commencing on May 15, 2007, to the Holders thereof at the close of business on the immediately preceding May 1 and November 1 of each year. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of the Notes. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.4. DENOMINATIONS

The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 thereof.

SECTION 2.5. REGISTRATION, REGISTRAR AND REGISTRATION OF TRANSFER AND EXCHANGE

The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register of Notes (the register maintained in such office and in any other office or agency of the Company in a place of payment being herein sometimes collectively referred to as the “Register of Notes”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. The Trustee is hereby appointed “Registrar” for the purpose of registering the Notes and transfers of the Notes as herein provided.

The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

The Company may appoint one or more co-Registrars and one or more additional Paying Agents, and the term “Registrar” includes any co-Registrar and the term “Paying Agent” includes any additional Paying Agent.

The Company initially appoints the Trustee to act as the Paying Agent and to act as custodian with respect to the Global Notes. The Corporate Trust Offices of the Trustee in State of Minnesota shall be the initial Place of Payment. The office of any additional Paying Agent shall also be a Place of Payment.

Any Holder of any Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Notes may be effected only through a book entry system maintained by the Holder of such Global Note (or its agent) and that ownership of a

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beneficial interest in the Note shall be required to be reflected in a book entry.

SECTION 2.6. LEGENDS

(a) Each Note (including each Global Note) (and all Notes issued in exchange therefor or substitution thereof) that constitutes a “Restricted Security” under the Securities Act of 1933 and the regulations promulgated thereunder shall bear a legend (“Private Placement Legend”) in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS TWO YEARS (IN THE CASE OF NOTES SOLD UNDER RULE 144A) OR 40 DAYS (IN THE CASE OF NOTES SOLD UNDER REGULATION S) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH EITHER THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY OR ANY OF THE COMPANY’S SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $100,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES

ACT (E) PURSUANT TO OFFERS AND SALES TO NON U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (F) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE RIGHT OF THE COMPANY AND THE TRUSTEE PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE

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DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

EACH HOLDER OF THIS NOTE AGREES TO BE BOUND BY THE PROVISIONS OF THE REGISTRATION RIGHTS AGREEMENT REFERRED TO IN THE INDENTURE, WHETHER OR NOT SUCH HOLDER SIGNED THE REGISTRATION RIGHTS AGREEMENT, AND TO NOTIFY ANY SUBSEQUENT PURCHASER FROM SUCH HOLDER OF THIS NOTE OF THE TRANSFER RESTRICTIONS SET FORTH HEREIN.

(b) Each 144A Global Note shall bear the following legend (the “Rule 144A Global Note Legend”):

EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

(c) Regulation S Global Note shall bear the following legend (the “Regulation S Global Note Legend”):

THIS GLOBAL NOTE IS A GLOBAL NOTE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS GLOBAL NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE INDENTURE REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE INDENTURE.

SECTION 2.7. SPECIAL TRANSFER PROVISIONS

(a) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Note constituting a Restricted Security to a QIB:

(i) the Registrar shall register the transfer of any Restricted Security to a QIB if such transfer is being made by a proposed transferor who has checked the box provided for on the applicable Note stating, or has otherwise advised the Company and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the applicable Note stating, or has otherwise advised the Company and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises

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sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(ii) if the proposed transferee is a Participant and the Notes to be transferred consist of physical Notes which after transfer are to be evidenced by an interest in the 144A Global Note, upon receipt by the Registrar of the physical Note and written instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall register the transfer and reflect on its book and records the date and an increase in the principal amount of the 144A Global Note in an amount equal to the principal amount of physical Notes to be transferred, and the Registrar shall cancel the physical Notes so transferred; and

(iii) if the proposed transferor is a Participant seeking to transfer an interest in the Regulation S Global Note, upon receipt by the Registrar of written instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall register the transfer and reflect on its books and records the date and (A) a decrease in the principal amount of Regulation S Global Note, as the case may be, in an amount equal to the principal amount of the Notes to be transferred and (B) an increase in the principal amount of the 144A Global Note in an amount equal to the principal amount of the Notes to be transferred.

(b) Transfers to Non-U.S. Persons. The following provisions shall apply with respect to any transfer of a Restricted Security to a Non-U.S. Person under Regulation S:

(i) the Registrar shall register any proposed transfer of a Restricted Security to a Non-U.S. Person upon receipt of a certificate substantially in the form of Exhibit C from the proposed transferor and such certifications, legal opinions and other information as the Trustee or the Company may reasonably request; and

(ii) if the proposed transferor is a Participant holding a beneficial interest in the Rule 144A Global Note or the Note to be transferred is a physical Note, upon receipt by the Registrar of (x) the documents required by paragraph (i) and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Rule 144A Global Note, as the case may be, in an amount equal to the principal amount of the beneficial interest in the Rule 144A Global Note, as the case may be, to be transferred or cancel the physical Notes to be transferred, and (b) if the proposed transferee is a Participant, upon receipt by the Registrar of instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the applicable Regulation S Global Note in an amount equal to the principal amount of the Rule 144A Global Note or the physical Notes, as the case may be, to be transferred.

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(c) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of an authentication order and an Opinion of Counsel in form reasonably satisfactory to the Trustee, the Trustee shall authenticate one or more Global Notes and/or physical Notes not bearing the Private Placement Legend in an aggregate principal amount equal to the principal amount of the beneficial interests in the Global Notes or physical Notes representing the Initial Notes and/or additional Notes, as the case may be, tendered for acceptance in accordance with the Exchange Offer and accepted for exchange in the Exchange Offer.

(d) Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend unless otherwise required by applicable law, the Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) such transfer, exchange or replacement occurs after the applicable Resale Restriction Termination Date; (ii) there is delivered to the Trustee an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act of 1933 or (iii) such Note has been offered and sold (including pursuant to the Exchange Offer) pursuant to an effective registration statement under the Securities Act of 1933.

(e) General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in the Indenture and in the Private Placement Legend and agrees that it shall transfer such Note only as provided in the Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.8 of the Indenture, Section 2.5 or this Section 2.7. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

The Trustee shall have no responsibility for the actions or omissions of the Depositary, or the accuracy of the books and records of the Depositary.

(g) Cancellation and/or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for physical Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such

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Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for physical Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

SECTION 2.8. EXCHANGE

(a) Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in Exhibit D) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

(b) Prior to the Resale Restriction Termination Date, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

(i) such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A; and

(ii) the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that the Notes are being transferred to a person:

(A) who the transferor reasonably believes to be a Qualified Institutional Buyer within the meaning of Rule 144A;

(B) purchasing for its own account or the account of a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A; and

(C) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note maybe transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the

Resale Restriction Termination Date, only if the transferor first delivers to the trustee a written certificate (in the form provided in Exhibit E) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the Resale Restriction Termination Date, the interest transferred will be held immediately thereafter through Euroclear System or Clearstream Banking, S.A.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction

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originated by the trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule l44A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the Resale Restriction Termination Date.

SECTION 2.9. SUBSIDIARY GUARANTEES

(a) Unconditional Guarantee. The Company shall cause each of the Company’s current and future domestic Subsidiaries that is a borrower or guarantor under (1) the Credit Agreement or (2) any credit agreement that replaces or refinances the Credit Agreement and under which the Company may borrow not less than $50.0 million (each a “Guarantor”) to enter into a Guarantee contemporaneously with the satisfaction by such domestic Subsidiary of the conditions of either clause (1) or clause (2) of this sentence. Each Guarantor hereby unconditionally guarantees (such guarantee is referred to herein as a "Guarantee"), jointly and severally, to each Holder of a Note and to the Trustee, the prompt payment when due (whether by acceleration or otherwise) at the place and in the manner provided in the terms of the Notes and in the Indenture of: (i) the principal of, premium, if any, interest, if any, and additional amounts required by the Notes, if any, on each of the Notes at the respective times provided in the terms of the Notes and in the Indenture, whether at maturity, by acceleration or otherwise and whether any such amounts are allowed or allowable in any bankruptcy or insolvency of the Company, (ii) interest on any overdue amounts specified in the terms of the Notes and in the Indenture, and (iii) all other amounts payable by the Company under the Indenture or under the Notes including, without limitation, amounts payable to the Trustee or the Holders under Section 6.6 and Article Five of the Indenture, all in accordance with the terms hereof and the terms of the Notes, subject, however, in the case of clauses (i), (ii) and (iii) above, to the limitations set forth in this Section 2.9. In case of any extension of time of payment or renewal of any Notes or of any such other payment obligations, each Guarantor hereby agrees to pay promptly such Notes in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. This is a guarantee of payment and not of collection. Each Guarantor hereby agrees that its obligations hereunder shall be absolutely unconditional, irrespective of any lack of validity, regularity or enforceability of the Notes or the Indenture, any failure to enforce the same, any waiver or consent to the Company with respect thereto by any Holder or the Trustee, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and in this Guarantee. If any Holder or the Trustee is required by any court or otherwise to return to the

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Company, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by the Company or any Guarantor to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Five of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article Five of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

(b) Severability. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c) Limitation of Guarantor's Liability. Each Guarantor, and by its acceptance hereof each Holder, hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the Holders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under the Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under the Guarantee not constituting such fraudulent transfer or conveyance.

(d) Release of Guarantor. The Guarantee will, so long as no Event of Default shall have occurred and be continuing, be automatically and unconditionally released without any action on the part of the Trustee or the Holders of the Notes: (i) with respect to a Guarantor which no longer borrows or guarantees any amounts under (A) the Credit Agreement or (B) any credit agreement that replaces or refinances the Credit Agreement and under which the Company may borrow not less than $50.0 million; (ii) unless otherwise required under Section 2.9(h), (A) upon any sale, lease or exchange of all or substantially all of the Guarantor's assets to any Person not an affiliate of Company or (B) upon any sale, exchange or transfer, to any Person not an affiliate of the Company, of all of the Company's direct and indirect interest in such Guarantor; (iii) upon the payment in full of the Notes; or (iv) discharge of the Notes pursuant to Section 10.1 of the Indenture. The Trustee shall deliver an appropriate instrument evidencing such release upon receipt of a request by the Company accompanied by an Officers' Certificate and Opinion of Counsel certifying as to the compliance with this Section 2.9(d).

(e) Waiver of Subrogation. Until all the Notes and all other payment obligations of the Company hereunder or under any Notes are paid in full, each Guarantor hereby irrevocably waives any claims or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, or enforcement of such Guarantor's obligations under the

Guarantee and the Indenture, including, without limitation, any right of subrogation,

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reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Securities shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall, forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of the Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the waiver set forth in this Section 2.9(e) is knowingly made in contemplation of such benefits.

(f) Execution of Guarantee.

(i) To evidence their Guarantee to the Holders set forth in this Section 2.9, each Guarantor hereby agrees to execute the Guarantee in substantially the form shown in Exhibit A and Exhibit B attached hereto, which shall be endorsed on each Note ordered to be authenticated and delivered by the Trustee after the date such Guarantor becomes a Guarantor; provided, however, the Trustee may, in its sole discretion, require any Guarantor that delivers a supplemental indenture pursuant to this Section 2.9 to execute after the date of such supplemental indenture a Guarantee on any outstanding Note. Each Guarantor hereby agrees that its Guarantee set forth in this Section 2.9 shall remain in full force and effect notwithstanding any failure (A) to endorse on each Note a notation of such Guarantee or (B) to confirm that its obligations under the Guarantee shall survive any consolidation, merger, sale or conveyance pursuant to Section 2.9(i). Each such Guarantee shall be signed on behalf of each Guarantor by one of its authorized officers prior to the authentication of the Note on which it is endorsed, and the delivery of such Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of such Guarantee on behalf of such Guarantor. Such signatures upon the Guarantee may be by manual or facsimile signature of such officers and may be imprinted or otherwise reproduced on the Guarantee, and in case any such officer who shall have signed the Guarantee shall cease to be such officer before the Note on which such Guarantee is endorsed shall have been authenticated and delivered by the Trustee or disposed of by the Company, such Security nevertheless may be authenticated and delivered or disposed of as though the Person who signed the Guarantee had not ceased to be such officer of the Guarantor.

(ii) Any supplemental indenture entered into and delivered pursuant to this Section 2.9 shall provide such Guarantor's address for notice pursuant to Section 11.4 of the Indenture.

(g) Waiver of Stay, Extension or Usury Laws. Each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may

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affect the covenants or the performance of the Indenture; and (to the extent that it may lawfully do so) each Guarantor hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

(h) Guarantor Consolidation, Merger, Conveyance, Transfer or Lease. A Guarantor may not directly or indirectly sell, lease or exchange all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving person), another Person, other than the Company or another Guarantor, unless immediately after giving effect to that transaction, no default or Event of Default exists and the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor hereunder and under the Indenture pursuant to a supplemental indenture satisfactory to the Trustee or by operation of law.

SECTION 2.10. REDEMPTION

The Company may, at its option, redeem some or all of either series of the Notes at any time and from time to time at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the applicable redemption date:

(a) 100% of the principal amount of the Notes to be redeemed; and

(b) as determined by an Independent Investment Banker, the sum of the present values of the principal amount and the remaining scheduled payments of interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the applicable redemption date), discounted to the applicable Redemption Date in accordance with customary market practice on a semi-annual basis at a rate equal to the sum of the Treasury Rate plus 0.300% for the 2016 Notes and 0.375% for the 2036 Notes.

The Redemption Prices of Notes to be redeemed will be calculated assuming a 360-day year consisting of twelve 30-day months. Notice of redemption of either series of Notes will be given as provided in Section 11.6 of the Indenture. If the Company redeems less than all of a particular series of Notes, the Trustee will select the particular Notes to be redeemed by lot, on a pro rata basis or by another method the Trustee deems fair and appropriate and as otherwise provided in the Indenture.

Unless the Company defaults in the payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the Notes of the applicable series or portions of the Notes of the applicable series called for redemption.

SECTION 2.11. CHANGE OF CONTROL

(a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its redemption rights under Section 2.10, the Company shall make an offer (a

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“Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and stating: (1) that the Change of Control Offer is being made pursuant to this Section 2.11 and that all Notes properly tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (3) if mailed prior to the date of the consummation of the Change of Control, that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment specified in the notice; (4) that any Security not tendered will continue to accrue interest; (5) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (6) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (7) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (8) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 thereof. The Company shall comply with the requirements of Rule 14e–1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes in connection with a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.11, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.11 by virtue of such conflict. With respect to a series of Notes, in the event that such series of Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of such arrangement (which 60-day period shall be extended so long as the rating of such series of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), the Trustee shall request in writing from each Rating Agency the reason for such reduction from an Investment Grade Rating to a below Investment Grade Rating and whether such reduction was the result, in whole or substantially in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1)

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accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered and (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered by such Holder, if any; provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third Person makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 2.11 and all other provisions of this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

SECTION 2.12. SINKING FUND

The Notes shall not have the benefit of a sinking fund.

SECTION 2.13. METHODS OF RECEIVING PAYMENTS ON THE NOTES

If a Holder has given wire transfer instructions to the Company at least ten Business Days prior to the applicable payment date, the Company will make all payments on such Holder’s Notes in accordance with those instructions. Otherwise, payments on the Notes will be made at the office or agency of the Paying Agent and Registrar for the Notes within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

SECTION 2.14. CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

The Company may not consolidate or merge with or into another Person, or directly or indirectly sell, lease or exchange all or substantially all of the assets of the Company to another Person, unless

(a) The Company is the surviving entity or, if not, the successor entity formed by such consolidation or into which the Company is merged or which acquires or leases all or substantially all of the Company’s assets is organized and existing under the laws of any U.S. jurisdiction and expressly assumes the Company’s obligations with respect to the Notes and

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under the Indenture;

(b) no default or Event of Default exists or will occur immediately after giving effect to the transaction; and

(c) the Company has delivered to the trustee the certificates and opinions required under the Indenture.

SECTION 2.15. LIMITATION ON LIENS

(a) The Company shall not, and shall not permit any Consolidated Subsidiary to, incur any Debt secured by a Lien on any Principal Property or any shares of capital stock of any Consolidated Subsidiary (in each case, whether now owned or hereafter acquired) without making effective provision that the Notes shall be secured equally and ratably with (or prior to) such secured Debt, unless, after giving effect to incurrence of such Debt and any simultaneous permanent repayment of any secured Debt, the aggregate amount of all Debt secured by a Lien on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary, together with all Attributable Debt of the Company and its Consolidated Subsidiaries in respect of Sale and Lease-Back Transactions involving Principal Properties, would not exceed 10% of the Consolidated Total Assets of the Company and the Consolidated Subsidiaries. The aggregate amount of all secured Debt referred to in the preceding sentence shall exclude any then existing secured Debt that has been secured equally and ratably with the Notes.

(b) The restriction set forth in Section 2.15(a) shall not apply to, and there shall be excluded from secured Debt in any computation under the restriction in Section 2.15(a) or under the restriction in Section 2.16, Debt secured by:

(i) Liens on any property, shares of capital stock or indebtedness existing at the time of acquisition thereof; provided that (A) any such Lien was (i) in existence prior to the date of such acquisition, (ii) was not incurred in anticipation thereof and (iii) does not extend to any other property, and (B) the principal amount of Debt secured by each such Lien does not exceed the cost to the Company or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with generally accepted accounting principles;

(ii) Liens in favor of the Company or a Consolidated Subsidiary;

(iii) Liens in favor of governmental bodies to secure progress or advance payments pursuant to any contract or provision of any statute;

(iv) Liens created or incurred in connection with an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Company or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency;

(5) Liens on property, shares of capital stock or indebtedness to secure all or part of the cost of acquiring (including, without limitation, acquisitions through merger or

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consolidation), substantially repairing or altering, constructing, developing or substantially improving the property, or to secure Debt incurred for any such purpose; provided that any such Lien relates solely to the property subject to the Lien and that the principal amount of Debt secured by each such Lien was incurred concurrently with, or within 18 months of, such acquisition (including, without limitation, acquisitions through merger or consolidation), repair, alteration, construction (or the commencement of commercial operation of such property, whichever is later), development or improvement and does not exceed the cost to the Company or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with generally accepted accounting principles;

(6) Liens on property, shares of capital stock or indebtedness of any corporation existing at the time such corporation becomes a Subsidiary;

(7) Liens in favor of a governmental agency to qualify the Company or any Consolidated Subsidiary to do business, maintain self insurance or obtain other benefits, or Liens under workers’ compensation laws, unemployment insurance laws or similar legislation;

(8) Liens imposed by law, such as laborers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens;

(9) Liens arising out of judgments or awards against the Company or any Consolidated Subsidiary with respect to which the Company or such Consolidated Subsidiary at the time shall be prosecuting an appeal or proceedings for review or Liens arising out of individual final judgments or awards in amounts of less than $5.0 million; provided that the aggregate amount of all such individual final judgments or awards shall not at any one time exceed $5.0 million;

(10) Liens for taxes, assessments, governmental charges or levies not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by the Company or any Consolidated Subsidiary, as the case may be; and

(11) any extension, renewal or replacement of any Lien referred to above; provided that such extension, renewal or replacement Lien will be limited to the same property that secured the Lien so extended, renewed or replaced and will not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such principal amount of Debt so secured shall continue to be included in the computation in the first paragraph of this covenant and under Section 2.16 to the extent so included at the time of such extension, renewal or replacement.

For purposes of this Section 2.15, an “acquisition” of property (including real, personal or intangible property or shares of capital stock or Debt) shall include any transaction or series of transactions by which the Company or a Consolidated Subsidiary acquires, directly or indirectly, an interest, or an additional interest (to the extent thereof), in such property, including an acquisition through merger or consolidation with, or an acquisition of an interest in, a Person owning an interest in such property.

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This Section 2.15 has been included in this Supplemental Indenture expressly and solely for the benefit of the Notes.

SECTION 2.16. LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

(a) The Company shall not, and shall not permit any of its Consolidated Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless:

(i) after giving effect thereto, the aggregate amount of all Attributable Debt of the Company and its Consolidated Subsidiaries with respect to Sale and Lease-Back Transactions involving Principal Properties plus the aggregate amount of Debt secured by Liens on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary incurred without equally and ratably securing the Securities pursuant to Section 2.15 would not exceed 10% of the Consolidated Total Assets of the Company and the Consolidated Subsidiaries; or

(ii) within 180 days of such Sale and Lease-Back Transaction involving a Principal Property, the Company or such Consolidated Subsidiary applies to (A) the prepayment or retirement, and in either case, the permanent reduction, of Funded Debt of the Company or any Consolidated Subsidiary (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount); or (B) the purchase of other property that will constitute Principal Property, an amount not less than the greater of:

(i) the Net Proceeds of the Sale and Lease-Back Transaction; and

(ii) the fair market value of the Principal Property so leased at the time of such transaction.

(b) The restriction set forth in Section 2.16(a) shall not apply to any Sale and Lease-Back Transaction, and there shall be excluded from Attributable Debt in any computation described in this Section 2.16 or in Section 2.15 with respect to any such transaction:

(1) pursuant to which the Company or a Consolidated Subsidiary would be permitted to create Funded Debt secured by a Lien pursuant to the exceptions listed in Section 2.15(b) on the Principal Property to be leased, in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction, without equally and ratably securing the notes;

(2) solely between the Company and a Consolidated Subsidiary or solely between Consolidated Subsidiaries;

(3) financed through an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Company or a

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Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency;

(4) in which the applicable lease is for a period, including renewal rights, of three years or less;

(5) as to which the effective date of any such arrangement or the purchaser’s commitment therefore is within 270 days prior or subsequent to the acquisition of the Principal Property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of operation thereof, whichever is later; or

(6) in which the lease payment is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation.

This Section 2.16 has been included in this Supplemental Indenture expressly and solely for the benefit of the Notes.

SECTION 2.17. ADDITIONAL EVENTS OF DEFAULT

Pursuant to Section 5.1(f) of the Indenture the following replaces Section 5.1(c) of the Indenture in its entirety:

failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Securities of such Series, or in this Indenture contained and relating to such Series, for a period of 60 days after the date on which written notice specifying such failure and requiring the Company to remedy the same and stating that such notice is a “Notice of Default” hereunder shall have been given by registered or certified mail to the Company by the Trustee for the Securities of such Series, or to the Company and the Trustee by the Holders of at least twenty-five percent in aggregate principal amount at maturity of the Securities of such Series at the time outstanding.

Pursuant to Section 5.1(f) of the Indenture the following is an additional Event of Default:

a default by the Company or any Significant Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed of at least $10.0 million aggregate principal amount by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries), other than indebtedness owed to the Company or a Significant Subsidiary, whether such indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of any grace period provided in such

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indebtedness; or

(b) results in the acceleration of such indebtedness prior to its maturity.

SECTION 2.18. MODIFICATION AND WAIVER

In addition to those matters set forth in the Indenture, the following modifications or amendments to the Indenture may not be made without the consent of the Holders so affected:

(a) reduce the amount of principal payable upon acceleration of the maturity;

(b) change the place or currency of payment of principal, or premium, if any, or interest;

(c) reduce the percentage in aggregate principal amount of such series of outstanding Notes, the consent of the Holders of which is required for any waiver provided for in the Indenture;

(d) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note of the series affected thereby;

(e) cause any such Note to become subordinate in right of payment to any other Debt, except to the extent provided in the terms of such Note; or

(f) impair such Holder’s right to require repurchase or conversion of the Notes on the terms provided therein.

SECTION 2.19. DEFEASANCE

The Company may elect to have subsection (a) below, at the Company’s option and at any time, or subsection (b) below, at the Company’s option and at any time, of this Indenture applied to all Outstanding Notes of any series upon compliance with the conditions set forth below in this Section 2.19.

(a) Upon the Company’s exercise its option under this Section 2.19(a) with respect to the Outstanding Notes of any series, the Company shall be deemed to have been discharged from its obligations with respect to all Outstanding Notes as to which this option provided in Section 2.19(a) is exercised, on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by such Outstanding Notes, and this Indenture shall cease to be of further effect as to all such Outstanding Notes, except as to be deemed to be Outstanding only for the purposes of the Sections of the Indenture referred to in (i), (ii), (iii) and (iv) below, and the Company shall be deemed to have satisfied all other of its obligations under such Outstanding Notes and the Indenture with respect to such Securities (and the Trustee, on written demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following which shall

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survive until otherwise terminated or discharged hereunder: (i) Holders will be entitled to receive timely payments for the principal of, premium, if any, and interest on, such series of Notes, from the funds deposited for that purpose; (ii) the Company’s obligations will continue with respect to the issuance of temporary Notes, the registration of Notes, and the replacement of mutilated, destroyed, lost or stolen Notes of the applicable series; (iii) the Trustee will retain its rights, powers, duties, and immunities, and the Company will retain its obligations in connection therewith; and (iv) other Legal Defeasance provisions of the Indenture will remain in effect. Subject to compliance with this Section 2.19, the Company may exercise its option under this Section 2.19 notwithstanding the prior exercise of its option under Section 2.19(b) hereof with respect to such Notes.

(b) Upon the Company’s exercise of its option under this Section 2.19(b) respect to the Outstanding Notes of any series, the Company shall be released from its obligations under Sections 2.11, 2.15 and 2.16 hereunder with respect to all Outstanding Notes as to which this option is exercised, on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and such Outstanding Notes shall thereafter be deemed not Outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed Outstanding for all other purposes hereunder and under the Indenture. For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes of any series as to which the Covenant Defeasance has occurred, the Company shall not need to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant with respect to such Notes, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 5.1 of the Indenture or hereunder with respect to such Notes, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

(c) The following shall be the conditions to the application of either Section 2.19(a) or 2.19(b) hereof to any Notes or any series of Notes, as the case may be, to be defeased:

(i)(A) The Company shall irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes as to which Legal Defeasance or Covenant Defeasance will occur, U.S. legal tender, U.S. Government Obligations, a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the Holders of such Notes must have a valid, perfected, exclusive security interest in such trust; (B) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that: (1) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (2) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of such Notes will

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not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (C) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (D) no Event of Default with respect to such Notes shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (E) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (F) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of hindering, delaying or defrauding any other creditors of the Company; and (G) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions precedent provided for in, in the case of the Officers’ Certificate, (A) through (F) and, in the case of the Opinion of Counsel, clauses (A) (with respect to the validity and perfection of the security interest), (B), (C) and (E) of this paragraph have been complied with and the Company shall have delivered to the Trustee an Opinion of Counsel (which may contain customary qualifications and exceptions, including, without limitation, an assumption that there has been no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and an assumption that no Holder of such Notes is an “insider” of the Company under applicable Federal bankruptcy law), after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable Federal bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and the creation of the defeasance trust does not violate the Investment Company Act of 1940. The defeasance will be effective on the earlier of (i) the 91st day after the date of deposit, and (ii) the day on which all the conditions above have been satisfied.

(ii) If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes to be so defeased when due, then the obligations of the Company under this Indenture with respect to such Notes will be revived and no such defeasance will be deemed to have occurred.

(d) Subject to Section 2.19(e), all cash and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 2.19(d), the Paying Agent pursuant to Section 2.19(c) in respect of any Notes to be defeased shall be held in trust and applied by the Paying Agent, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any

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other Paying Agent as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law. The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 2.19(c) or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of such Notes.

(e) Anything in this Section 2.19 to the contrary notwithstanding, the Trustee or the Paying Agent shall deliver or pay to the Company from time to time upon the request of the Company any cash or U.S. Government Obligations held by it as provided in Section 2.19(c) which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 2.19(c)(A) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

(f) If the Trustee or Paying Agent is unable to apply any cash or U.S. Government Obligations in accordance with Section 2.19(a) or (b), as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture with respect to such Notes affected and such Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 2.19(a) or (b) until such time as the Trustee or Paying Agent is permitted to apply such money in accordance with Sections 2.19(a) and (b) hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any such Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE III

MISCELLANEOUS PROVISIONS

SECTION 3.1. RECITALS BY COMPANY

The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Supplemental Indenture as fully and with like effect as if set forth herein in full.

SECTION 3.2. APPLICATION TO NOTES ONLY

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Each and every term and condition contained in this Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Indenture shall apply only to the Notes established hereby and not to any future series of Securities established under the Indenture.

SECTION 3.3. BENEFITS

Nothing contained in this Supplemental Indenture shall or shall be construed to confer upon any person other than a Holder of the Notes, the Company and the Trustee any right or interest to avail itself of any benefit under any provision of the Indenture, the Notes or this Supplemental Indenture.

SECTION 3.4. EFFECTIVE DATE

This Supplemental Indenture shall be effective as of the date first above written upon the execution and delivery hereof by each of the parties hereto.

SECTION 3.5. RATIFICATION

As supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof remain in full force and effect.

SECTION 3.6. COUNTERPARTS

This Supplemental Indenture may be executed in multiple counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

SECTION 3.7. GOVERNING LAW

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

[Signatures on Next Page]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

JOY GLOBAL INC.,
a Delaware corporation

By:
Name:
Title:

JOY TECHNOLOGIES INC.,
a Delaware corporation

By:
Name:
Title:

P&H MINING EQUIPMENT INC.,
a Delaware corporation

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association

By:
Name:
Title:

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EXHIBIT A

FORM OF 2016 NOTES AND GUARANTEES

[See attached.]

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EXHIBIT B

 FORM OF 2036 NOTES AND GUARANTEES

[See attached.]

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EXHIBIT C

FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS

PURSUANT TO REGULATION S

_____________, _____

[	]

Wells Fargo Bank, National Association

Sixth Street and Marquette Avenue, 17th Floor

Minneapolis, Minnesota 55479

Re: Joy Global Inc. (the "Company")
_____ % Senior Notes due 20__	(the "Notes")

Ladies and Gentlemen:

In connection with our proposed sale of $________________ aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, we represent that:

1.	the offer of the Notes was not made to a person in the United States;

2. either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting-on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

3. no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

4. the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

5.	we have advised the transferee of the transfer restrictions applicable to the Notes.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

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Very truly yours,
(Name of Transferor)
By:
Authorized Signature

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EXHIBIT D

FORM OF TRANSFER CERTIFICATE - NON-GLOBAL

RESTRICTED NOTE TO RESTRICTED GLOBAL NOTE

Wells Fargo Bank, National Association

Sixth Street and Marquette Avenue, 17th Floor

Minneapolis, Minnesota 55479

Re: Joy Global Inc. (the "Company")
_____ % Senior Notes due 20__	(the "Notes")

Reference is hereby made to the Indenture, dated as of November 10, 2006, as supplemented by a Supplemental Indenture, dated as of November 10, 2006 (as so supplemented, the "Indenture"), among Joy Global Inc. (the "Company"), the guarantors named therein and Wells Fargo Bank, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This certificate relates to U.S. $ aggregate principal amount of Notes which are evidenced by a certificated Note (CUSIP No. ), registered in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of U.S. $ aggregate principal amount of Notes to a Person who will take delivery thereof in the form of an equal aggregate principal amount of Notes evidenced by the Rule 144A Global Note (CUSIP No. ), registered in the name of such Person.

In connection with such request and in respect of such Notes, the Transferor does hereby certify that such transfer has been effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended, and accordingly the Transferor does hereby further certify that the Notes are being transferred to a person that the Transferor reasonably believes is purchasing the Notes for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a "qualified institutional buyer" within the meaning of Rule 144A and the Notes have been transferred in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Company, the Guarantors and the Initial Purchasers (as defined in the Purchase Agreement) of the Notes under the Purchase Agreement, dated November 7, 2006 with the Company relating to the Notes.

Dated: [Insert Name of Transferor]
By: ________________________________
Name:
Title:

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(If the Transferor is a corporation, partnership or fiduciary, the title of the Person signing on behalf of such registered owner must be stated.)

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EXHIBIT E

RESTRICTED GLOBAL NOTE TO

REGULATION S GLOBAL NOTE

Wells Fargo Bank, National Association

Sixth Street and Marquette Avenue, 17th Floor

Minneapolis, Minnesota 55479

Re: Joy Global Inc. (the "Company")
_____ % Senior Notes due 20__	(the "Notes")

Reference is hereby made to the Indenture, dated as of November 10, 2006, as supplemented by a Supplemental Indenture, dated as of November 10, 2006 (as so supplemented, the "Indenture"), among Joy Global Inc. (the "Company"), the guarantors named therein and Wells Fargo Bank, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This certificate relates to U.S. $ aggregate principal amount of Notes which are evidenced by the Rule 144A Global Note (CUSIP No. ) and held with the Depositary in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Notes to a Person who will take delivery thereof in the form of an equal aggregate principal amount of Notes evidenced by the Regulation S Global Note (CUSIP No. ).

In connection with such request and in respect of such Notes, the Transferor does hereby certify that such transfer has been effected pursuant to and in accordance with (a) Rule 903 or Rule 904 under the Securities Act of 1933, as amended (the "Securities Act") accordingly the Transferor does hereby further certify that:

(a) the offer of the Notes was not made to a person in the United States;

(b) either:

(i) at the time the buy order was originated, the transferee was outside the
United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States, or

(ii) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was prearranged with a buyer in the United States;

(c) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(a) of Regulation S under the Securities Act ("Regulation S"), as applicable; and

(d) the transaction is not part of a plan or scheme to evade the registration

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requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Company, the Guarantors and Initial Purchasers (as defined in the Purchase Agreement) of the Notes under the Purchase Agreement, dated November 7, 2006 with the Company relating to the Notes. Terms used in this certificate and not otherwise defined in the Indenture have the meanings set forth in Regulation S.

Dated:	[Insert Name of Transferor]

By: ________________________________
Name:
Title:

(If the Transferor is a corporation, partnership or fiduciary, the title of the Person signing on behalf of such registered owner must be stated.)

9091443 06121973